Exhibit 99.2

Prepared Remarks of Edison International CEO and CFO
Second Quarter 2018 Earnings Teleconference
July 26, 2018, 1:30 p.m. (PDT)

Pedro Pizarro, President and Chief Executive Officer, Edison International
Second quarter core earnings were 85 cents per share, roughly flat to the same period last year. Please remember this comparison is not particularly meaningful because SCE has not received a decision in its 2018 General Rate Case. Maria will provide more detail in her remarks.
Today, I will touch on several policy and growth topics, but let me begin with comments on wildfires. We continue to support the communities affected by the wildfires and mudslides by ensuring customers affected by these disasters are receiving support including bill forgiveness, extended payment arrangements, and help with temporary power. We are committed to helping our customers recover and rebuild from these events. In order to help, we have set up a dedicated webpage for customers impacted by these events, are providing specially trained resources in our contact center, and are assisting customers through in-person meetings at local assistance centers.
A number of external agencies have been investigating the potential origins and causes of the Thomas Fire and smaller fires that were in our service territory. As we do in all wildfire matters, SCE is also conducting its own review. The investigations continue and we currently cannot predict when they will be completed.
In the meantime, Southern California Edison has spent extensive time reviewing and strengthening our wildfire mitigation and prevention efforts in preparation for the new normal. Our focus has been on five major areas:

•
First, vegetation management: we have increased the vegetation patrols in the most severe high-risk areas and we are evaluating opportunities to perform more expansive tree trimming and tree removal. As a reminder, high fire risk areas identified on the CPUC’s fire risk maps account for approximately a quarter of our service territory.

•	Second, hardening our system: we are increasing the use of fire‐resistant poles, insulated conductor and non-expulsion fuses in select high fire risk areas.

•
Third, operational practices: during Red Flag warning conditions, we continue to restrict certain types of work and our standard procedure is to not automatically re‐energize circuits in high fire risk areas after interruptions until lines are physically inspected. Also, we have refined our protocols for de-energization of lines when critically necessary to prevent fires and protect public safety, and continue to discuss these with potentially impacted communities.

•	Fourth, partnerships: wildfire response planning occurs with fire agencies, local emergency operation centers and community groups throughout the service territory.

•
Finally, we maintain a 24-hour situational awareness center and around-the-clock incident management teams when conditions merit. In certain areas, we are also installing additional weather stations to improve our awareness of local conditions, and high definition cameras to provide early warning of fires both internally and to local fire agencies.

We continue to make progress on wildfire policy issues as well. We are engaged with State leaders including the Governor’s office, legislative leaders and stakeholders across the State on the solutions we believe are needed. As we have discussed before, we are focused on four key principles, including: a wildfire management plan to guide system investments and new operating protocols which will create more transparency and clarity with regard to prudency; reform of inverse condemnation to transition from strict liability regardless of fault to a reasonableness standard; reform of the current cost recovery structure at the CPUC to incorporate the concept that liability must be proportionate to the utility’s contribution to a fire; and recognition of the continued importance of financially healthy utilities to meet California’s ambitious climate change policies.
We continue to be encouraged by the dialogue that we and other California utilities are having with members of the legislature. This includes the amended Senate Bill 901, which has moved to a legislative conference committee and can be further amended to continue the state’s progress toward reaching the goals that the Governor and legislative leadership set forth in March. The goals noted five key areas, from updating liability rules and regulations for utilities, to enhancing prevention and mitigation efforts surrounding these events. While SB 901 is the focus of the committee, other bills can be considered to address the goals as well. As of early July, a number of wildfire bills passed legislative committees. At this stage in the legislative process, the individual bills matter less than the substance – and we are fully engaged with the legislature on these issues, with a goal of achieving reforms that provide more transparency and additional efforts to mitigate catastrophic events, and mechanisms that fairly allocate responsibility among the multiple causes which contribute to wildfires. It is important to note that we do believe utilities should still be held responsible in proportion to our actions, if there was serious misconduct. I want to reiterate from last quarter that implementation of solutions through a legislative process will take time, and bill language can change during that process either through existing bills or new legislative vehicles as they come up. We are hopeful a solution can be achieved this legislative session, but there are no guarantees.
On the judicial pathway, the Round Fire hearing associated with the motion for legal determination of inverse condemnation has been removed from the calendar and will not be rescheduled because the plaintiffs’ claims have been resolved through a settlement. Additionally, we are aware of the many lawsuits filed related to the Thomas Fire and Montecito Mudslides naming SCE and, in some cases, EIX as a defendant. The cases have been coordinated in the L.A. Superior Court. The litigation process, which is in preliminary stages, will likely take a number of years to be resolved because of the complexity of the matters and the time needed to complete the ongoing investigations and analysis. The Thomas Fire and Montecito Mudslides litigation presents an additional opportunity to challenge inverse condemnation.
On the regulatory pathway, I want to briefly mention the recent denial of the Applications for Rehearing in San Diego Gas & Electric’s Wildfire Expense Memorandum Account, or WEMA, proceeding. While this doesn’t have a significant effect on our current position in any of the three pathways, it does increase our sense of urgency to get legislation passed to reform cost recovery mechanisms. Conversely, we were supportive of the decision by the Commission to approve the alternate proposed decision in the PG&E WEMA, which approved a wildfire memorandum account as of the date of filing. Building on this decision, we received the scoping memo for the SCE WEMA application in mid-July, which stated that evidentiary hearings are not needed and a proposed decision would be issued within 90 days of the date of the ruling.

In the meantime, SCE continues to support California’s ambitious environmental policies. Multiple paths exist for California to meet its 2030, and ultimately 2050, climate goals with varying levels of difficulty and costs; however, all feasible paths must significantly reduce emissions from the transportation sector. As a reminder, last fall, SCE explored several of these scenarios to better understand feasibility, costs, and trajectory to reach California’s goals. We found the most feasible pathway to reach the State’s 2030 goals to be an electric grid supplied by 80 percent carbon-free energy made reliable by up to 10 gigawatts of energy storage, which will support more than 7 million electric vehicles on California roads and nearly one-third of space and water heaters powered by electricity. I will highlight several regulatory proceedings that begin to enable some of this transition, specifically related to electric vehicles.
At the end of May, the Commission issued a final decision on our January 2017 Transportation Electrification filing. The decision approved a 5-year, $356 million program of which $242 million is capital spend supporting funding for medium- and heavy-duty vehicle charging infrastructure. For light-duty electric vehicle charging infrastructure, we filed our Charge Ready Phase 2 application at the end of June, which requests $760 million of total costs including approximately $560 million in capital spend for infrastructure to support 48,000 new EV charging ports and increased marketing, education, and outreach. The application continues the implementation of a transportation electrification pathway and expands on the Light-Duty Infrastructure Pilot that was launched in late May 2016. These programs, as well as earlier actions taken by the CPUC and other agencies, continue to demonstrate California is at the forefront of electrification efforts by investing more than any other state in this area.
Moving to our 2018 General Rate Case, we are looking forward to a proposed decision from the Administrative Law Judges following the recent oral arguments. We cannot speculate on the timing for a proposed decision and subsequent commission decision, but remain optimistic about getting a final decision before year-end.
Regarding SONGS, a few hours ago, the Commission adopted the proposed decision from the ALJ which generally adopts the settlement as drafted except for the disapproval of a provision providing $12.5 million of greenhouse gas reduction research funding. The settling parties now have to convene and determine if the group, or a significant sub-set of them, will accept the changes. A notice must be filed with the Commission within 10 days of the decision. We look forward to achieving a final resolution of the SONGS cost recovery matter.

While we are focused on resolving wildfire-related issues, we continue to push forward on key regulatory proceedings that we believe are necessary to meet California’s 2030 climate goals. This will require strong, financially healthy utilities, so we remain optimistic that a durable resolution to the wildfire issues will be achieved. As we work towards that, our company will also remain focused on improving our safety culture and broader operational excellence, and on delivering strong solutions to be a key enabler of our State’s long-term policy vision.
Maria Rigatti, Executive Vice President and Chief Financial Officer, Edison International
My comments today will cover second quarter 2018 results compared to the same period a year ago and other financial updates for EIX and SCE. As we have communicated to you before, until we receive a decision on the 2018 General Rate Case, we will continue to recognize revenues from CPUC activities largely based on 2017 authorized base revenue requirements with reserves taken for known items including the cost of capital decision and Tax Reform. Also, consistent with last quarter, we are providing our SCE key drivers analysis at the prior combined statutory tax rate of approximately 41 percent for both 2018 and 2017 for comparability purposes. Therefore, the effects of Tax Reform will largely be isolated, so that we can focus on the underlying financial and operational drivers of the business. Let’s begin with a look at our core earnings drivers.
Please turn to page 2.
For the second quarter 2018, Edison International reported core earnings of $0.85 per share, roughly flat to the same period last year. From the table on the right hand side, you will see that SCE had a negative 3 cent EPS variance year over year. SCE revenue increased 7 cents over prior year. CPUC revenues were up 5 cents mainly due to the absence of a refund to customers booked in 2017 as well as balancing accounting activity, which is partially offset by our cost of capital reserve. Additionally, FERC contributed 2 cents of higher revenue as a result of higher expenses.

Our core EPS in the second quarter was negatively impacted by 10 cents of higher total expenses year over year. The largest driver was an 8 cent impact from higher operation and maintenance costs primarily related to higher wildfire insurance premiums. The 8 cents include the quarterly impact of the $121 million premium we discussed last quarter as well as additional insurance associated with obtaining new policies to fill out our coverage. We have requested approval from the CPUC for regulatory mechanisms to track and recover wildfire insurance premiums in excess of the amounts that are ultimately approved in our 2018 GRC decision. We are currently evaluating the regulatory accounting for incremental wildfire insurance costs. As a first step, based on the outcome of the PG&E WEMA, we expect that we will be allowed to track our own incremental wildfire costs, including wildfire insurance premiums, beginning at our April 3rd application date and these will ultimately be subject to a reasonableness review. Based on the information presently available, we expect to defer 30 cents per share of wildfire insurance costs during the third and fourth quarter. The incremental wildfire insurance costs for the full year of 2018 are expected to be 38 cents per share, before considering the regulatory deferral. I will give a further update on the insurance market in a minute.
Moving to net financing costs, we saw a 4 cent increase over the same period last year mainly related to higher interest expense primarily related to higher debt balances to fund rate base growth. The key EPS drivers table for SCE on the right hand side of the slide shows other smaller contributing items.
For the quarter, EIX Parent and Other had a positive 3 cents per share core earnings variance mainly due to the absence of the SoCore Energy goodwill impairment taken in the second quarter of 2017. EIX Parent had a negative impact of a penny as lower corporate expenses were offset by the absence of an IRS tax settlement achieved in 2017.
Please turn to page 3.
I don’t plan to review the year-to-date financial results in detail, but the earnings analysis is consistent with the second quarter results. As I have said previously, comparisons pending a 2018 GRC decision are not meaningful. We expect to record a true-up in the quarter we receive a proposed decision.
I will next speak to our capital expenditure and rate base forecasts on pages 4 and 5.

Our SCE capital expenditures and rate base forecasts have remained unchanged from last quarter. As a reminder, while 2019 and 2020 CPUC-jurisdictional capital expenditures remain at the GRC request level, our 2018 capital expenditures align with our work execution plan for this year. There are two items to note related to our capital spending plans and we have provided information on the slide to outline the impacts of some recent regulatory activity. In the quarter, we received a final decision approving a $356 million medium- and heavy-duty transportation electrification program as Pedro noted. Given the expected timing and size of the capital program, we expect cumulative capital spending to increase approximately $115 million by the end of 2020 and the associated rate base would increase $78 million. At the same time, we are awaiting a Commission vote on the proposed decision and alternate proposed decision on the Alberhill System Project. Both these decisions deny the Certificate of Public Convenience and Necessity based on the conclusion of the ALJ and the assigned Commissioner that the project is not needed. We continue to believe the project is needed to serve forecasted local area demand and to increase reliability and operating flexibility and have filed comments on the proposed and alternate proposed decisions. If the project is ultimately canceled, SCE's cumulative capital spending through 2020 would be reduced by approximately $85 million and the associated rate base would decrease $100 million in 2020. The rate base reduction includes amounts that SCE has already incurred and may not be recoverable if the project is canceled. Depending on the outcome of the Alberhill proceeding, these two decisions could largely offset each other during our forecast period. We expect to update our full forecast when we get a final decision on the 2018 GRC.
On page 6, you will see our financial assumptions for 2018. We have laid out a few key items on this page that you should consider as you model 2018 and beyond. Most of the information on this page has remained unchanged since last quarter. As a reminder, the information we provide on this slide reflects our new combined statutory tax rate of approximately 28 percent. Further, we will provide 2018 earnings guidance only after we receive a final decision on the general rate case.
I would like to take a moment to update you on our insurance coverage. During the second quarter, our team continued to build our insurance tower for the upcoming policy period, which is generally June to June. We now have approximately $1 billion of wildfire-specific insurance coverage for the period June 1, 2018 through December 30, 2018 and approximately $940 million for the period December 31, 2018 through May 31, 2019. SCE may obtain additional wildfire insurance for these periods in the future. This coverage includes the $300 million policy we purchased at the end of last year which will remain in place through December 2018 as well as the new policy placements that extend to June 2019. As we work to address our insurance needs we continue to see a tightening market in terms of both availability and price and the cost is significantly higher than we requested in our General Rate Case. SCE forecasted expenses of $92 million for liability insurance in its Test Year 2018 of which approximately 80 percent is related to wildfire insurance. Overall, for 2018, premiums are approximately $237 million.
I want to provide a few additional comments on other financial topics. At SCE, our average common equity component of total capitalization was 49.5 percent as of June 30th, including the charge from the revised SONGS settlement. Based on the adoption by the CPUC of the proposed decision earlier today and subject to adoption by the settling parties or a significant sub-set of them, the revised settlement allows SCE to exclude the $448 million after-tax charge from its equity capitalization ratio, which would bring our ratio to 49.9 percent. We continue to maintain a strong balance sheet at both the holding company and SCE as we work through the uncertainty around the wildfires cost recovery concerns and await the 2018 general rate case decision. During the quarter we increased our credit facilities at EIX and SCE to provide additional liquidity to meet our ongoing funding needs. Total facility size is now $4.5 billion and availability at quarter end was $4.1 billion net of commercial paper borrowing and letters of credit postings at SCE. We also effectively accessed the capital markets for $650 million during the quarter to fund our rate base growth and free-up operational liquidity during this period of managing through the legislative, legal and regulatory solutions required to address the California wildfire issue although spreads are higher than we have experienced prior to the 2017 wildfires.